Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of January 1, 2018 by and between THE EASTERN COMPANY, a Connecticut corporation with principal offices at 112 Bridge Street, Naugatuck, CT  06770, and AUGUST M. VLAK.

A.	Employer is engaged in the Employer's Business;

B.	Employer and Executive entered into an employment agreement effective as of January 1, 2016 (the "Prior Agreement");

C.	Employer and Executive desire to amend and restate the Prior Agreement, effective as of the date set forth above, as follows:

1.	Employment Duties and Conditions

(a)
During the Term of Employment as defined in Section 2, Employer agrees to employ Executive as President and Chief Executive Officer, subject to the overall direction and control of the Board. Executive agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement. Executive will have, at all times during the term of this Agreement, the title of President and Chief Executive Officer.

(b)
Executive shall devote substantially all of his working time to Employer's Business as conducted from time to time. It is agreed that Executive's service as an officer of, or as a member of the Board or member of the board of directors of, Employer, any Affiliate or subsidiary of the Employer, shall be rendered without additional compensation.

(c)
The Executive shall be provided with suitable office space, furnishings, and secretarial and administrative assistance. Without the Executive's consent, the Executive shall not be required to report principally to an office located more than fifty (50) miles from Darien, Connecticut.

2. Term

The Term of Executive's employment under this Agreement shall commence on January 1, 2018 and end on December 31, 2018. Thereafter, this Agreement shall be automatically renewed and extended for consecutive one year renewal terms (each, a "Renewal Term"), unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the Term or any then-current Renewal Term. The Term and each Renewal Term are subject to earlier termination as set forth in Section 5 herein.  For purposes of determining whether any of the termination benefits described in Section 5 herein are payable to the Executive, any notice of non-renewal of this Agreement shall also constitute a termination of this Agreement and a termination of the employment of the Executive effective as of the last day of the applicable Term or Renewal Term.

3. Compensation

In consideration of the services performed for or on behalf of the Employer, the Employer shall compensate the Executive as follows:

(a) Base Compensation.  With respect to the Term commencing on January 1, 2018, Employer shall pay to Executive an Annual Base Salary in the amount of Four hundred and Fifty Thousand U.S. dollars (US$450,000).  The Board may increase the amount of the Executive's Annual Base Salary from time to time, in its sole discretion.  The Board may decrease the amount of the Executive's Annual Base Salary, but only to the extent such reduction also applies to the annual base salary of the other executive officers of the Employer.  All payments shall be made in accordance with the Employer's normal payroll practices.

(b) Annual Bonus.  In addition to the base compensation set forth in Section 3(a) herein, Executive shall receive an annual bonus based on Executive's achievement of his annual goals and objectives as determined by the Compensation Committee.  The Compensation Committee shall determine the annual goals and objectives no later than the date on which the Board approves Employer's annual budget. Any payments to be made under this Section 3(b) shall be paid no later than the fifteenth (15th) day of the third month following the end of the fiscal year to which such annual bonus relates.

4. Additional Executive Benefits

(a) Other Benefits.  The Executive will be eligible for and will be entitled to participate in other benefits maintained by the Employer for its senior executive officers (including, but not limited to, medical, dental, disability, life insurance and 401(k) plan benefits) on a basis not less favorable than that applicable to other senior executive officers of the Employer, subject to the requirements of applicable law. The Employer shall have the right to amend or terminate any or all of such benefits at any time; provided, however, that any such amendment or termination shall apply on the same basis to the Executive and to all other senior executive officers of the Employer.

(b) Expenses. Employer shall reimburse Executive for all expenses which are reasonably incurred by Executive in connection with the performance of Executive's duties under this Agreement, provided that such expenditures are in accordance with the Employer's policies and procedures, and further provided that such expenditures constitute deductible ordinary and necessary business expenses under Section 162 of the Code.

(c) Vacation. The Executive will be entitled to five (5) weeks of vacation per calendar year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Employer. Except as hereinafter specifically provided, the Executive shall not be entitled to receive cash in lieu of any unused vacation time  or carry over any unused vacation time to a subsequent calendar year.

5. Termination Benefits

(a) Termination by the Employer for Cause.  Employer may terminate this Agreement for Cause.  If Employer notifies Executive of its election to terminate this Agreement for Cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 11 hereof.

(i) If Employer terminates Executive for Cause, any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices, except that

Executive shall not be entitled to receive any portion of the actual bonus that otherwise would have been paid to the Executive for the year in which the for Cause termination occurred.

(b) Termination due to death.  This Agreement shall automatically terminate upon the death of Executive.

(i) Upon the termination of the Agreement due to the death of Executive, any Accrued Compensation shall be paid to Executive's estate in full as soon as practicable following the Executive's death in accordance with the Employer's normal payroll practices, and in all events no later than the end of the two and one half month period following the end of the fiscal year in which the Executive's termination of employment occurred.

(ii) Employer shall also pay Executive's estate Severance Pay in a lump sum on the first day of the month following the Executive's death.

(c) Termination by the Employer without Cause.  Employer may terminate Executive at any time without Cause (which includes a termination caused by the Employer's failure to renew the Agreement in accordance with Section 2).

(i) If Employer terminates Executive without Cause, any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices, and in all events no later than the end of the two and one half month period following the end of the fiscal year in which the Executive's termination of employment occurred.

(ii) Employer shall also pay Executive Severance Pay within 60 days of the Termination Date.

(iii) Notwithstanding the foregoing, Employer shall be obligated to make the payment set forth in Section 5(c)(ii) only if Executive delivers to Employer an executed Release and Waiver, and a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans, prior to the sixtieth (60th) day following Executive's Termination Date.  Such Release and Waiver shall be in substantially the form of Release and Waiver provided in Appendix A to the Agreement.  No payments shall be made under Section 5(c)(ii) prior to the last day of any waiting period or revocation period required by applicable law in order for the Release and Waiver to be effective.

(d) Termination by the Executive for Good Reason or due to a Constructive Termination.  Executive may terminate his employment with Employer for "Good Reason" or due to a "Constructive Termination" after giving Employer notice of the event on which Good Reason or Constructive Termination is purportedly based.  Such notice shall be provided within ninety (90) days of the initial occurrence of such event.  Except for a failure which, by its nature, cannot reasonably be expected to be cured within thirty (30) days, Employer shall have thirty (30) days from the date of such notice to cure such event.

(i) If Executive terminates his employment with Employer for Good Reason or due to a Constructive Termination, any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices and no later than during the two and one half month period following the end of the fiscal year in which the Executive's termination of employment.

(ii) If Executive terminates his employment with Employer for Good Reason or due to a Constructive Termination, Employer shall also pay Executive Severance Pay within 60 days following the Termination Date.

(iii) Notwithstanding the foregoing, Employer shall be obligated to make the payment set forth in Section 5(d)(ii) only if Executive delivers to Employer an executed Release and Waiver, and a resignation from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans, prior to the sixtieth (60th) day following Executive's Termination Date.  No payments shall be made under Section 5(d)(ii) prior to the last day of any waiting period or revocation period required by applicable law in order for the Release and Waiver to be effective.

(e) Termination by the Executive without Good Reason and not due to a Constructive Termination.  Executive may terminate his employment with Employer at any time by giving thirty (30) days prior written notice to Employer.

(i) If Executive terminates employment without Good Reason and not due to a Constructive Termination, any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices.

(f) Change in Control Benefits.  Executive shall be entitled to Change in Control Benefits as follows:

(i)	Eligibility For Change in Control Benefits.

(A)  General Rules.

(i) Subject to the requirements set forth in this Section 5(f), Employer hereby grants to Executive the Change in Control Benefits described herein.

(ii) Executive shall be eligible to receive the Change in Control Benefits set forth in this Section 5(f)(ii) if his employment with Employer terminates due to an Involuntary Termination without Cause for a reason other than his death or Disability, or as a result of a Constructive Termination, which in either case occurs: (A) during the period not to exceed twenty-four (24) months after the effective date of a Change in Control; or (B) before the effective date of a Change in Control, but after the first date on which the Board and/or senior management of Employer has entered into formal negotiations with a potential acquirer that results in the consummation of a Change in Control; provided, however, that in no event shall a termination of employment occurring more than one (1) year before the effective date of a Change in Control be covered by this Section 5(f).

(iii) Notwithstanding anything else herein to the contrary, Executive shall not be entitled to receive the benefits described in Section 5(c) or Section 5(d) of the Agreement if he becomes entitled to receive the benefits described in this Section 5(f).

(B) Other Requirements.  In order to be eligible to receive benefits under Section 5(f)(ii)(A)(2), Section 5(f)(ii)(A)(3) or Section 5(f)(ii)(A)(4), Executive must deliver to Employer an executed Release and Waiver, and a resignation from all offices, directorships and fiduciary positions with Employer, its Affiliates and employee benefit plans, prior to the sixtieth (60th) day following Executive's Termination Date.  No payments shall be made under Section 5(f)(ii)(A)(2), Section 5(f)(ii)(A)(3) or Section 5(f)(ii)(A)(4) prior to the last day of any waiting period or revocation period required by applicable law, or otherwise required under the provisions of the Release and Waiver, in order for the Release and Waiver to be effective.

(C) Exceptions.  Notwithstanding the foregoing, if: (i) Executive's employment is terminated by Employer for Cause at any time; (ii) Executive terminates his employment voluntarily for a reason other than a Constructive Termination (including termination of employment because of Executive's death or Disability); (iii) Executive's employment terminates for any reason, whether initiated by Executive or Employer, more than twenty-four (24) months after the effective date of a Change in Control, or before the beginning of formal negotiations with a potential acquirer of Employer's business, or more than one year before the effective date of a Change in Control (even if formal negotiations with a potential acquirer have begun), then Executive shall not be eligible to receive Change in Control benefits under Section 5(f).

(ii)	Amount and Type Of Benefits; Limitations and Exceptions. Benefits payable under Section 5(f) are as follows and are subject to the following limitations and exceptions:

(A) Change in Control Benefits.  If Executive has satisfied the eligibility requirements of Section 5(f)(i), Employer shall pay to Executive (and, in the event of his death prior to payment, to his estate (if applicable)), the following benefits:

(1) Any Accrued Compensation shall be paid to Executive in full in accordance with the Employer's normal payroll practices.

(2) An amount equal to the Executive's Separation Pay shall be paid to Executive in a single payment, in cash, on the later of the date that is three months after the Termination Date or the effective date of the Change in Control.

(3) Full and complete vesting of all equity and equity-based awards granted under the Employer's stock incentive plans, whether vesting of such awards is time-based or performance-based, in accordance with the terms of the applicable incentive award plans.

(4) For the Continuation Period, Employer shall, at its expense, continue on behalf of the Executive and Executive's dependents and beneficiaries any medical, dental, vision, hospitalization and long term care benefits provided to Executive immediately prior to the Termination Date; provided, however, that Employer's obligation to provide continuation coverage under the Employer's group health plans shall arise only if Executive and his dependents are eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and Executive and his dependents timely elect coverage under COBRA. Accordingly, if Executive's Termination Date precedes the effective date of the Change in Control and Executive did not timely elect COBRA coverage prior to becoming eligible for benefits under this Section 5(f), no reimbursements or payments for continuation coverage under Employer's group health plans will be made by Employer under this Section 5(f)(ii)(A)(4) (unless Executive has received COBRA benefits following his Termination Date and/or is currently receiving those benefits at the time of a Change in Control, in which case Employer will reimburse any past COBRA premium costs and will pay for future coverage in accordance with the terms of this Section 5(f)(ii)(A)(4) for the period specified above).

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period shall be no less favorable to Executive and Executive's dependents and beneficiaries than the coverage and benefits made available immediately prior to the Termination Date.  Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Executive hereunder, as long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to Executive than the coverages and benefits required to be provided hereunder.

The coverage and benefits (including deductibles and costs) provided hereunder during the Continuation Period to Executive's dependents and beneficiaries shall not be affected by Executive's coverage under Medicare.

To the extent the coverage and benefits provided hereunder extend beyond the coverage period required under COBRA, then, as required by Code Section 409A:  (A) the post-termination medical benefits payable under this Section 5(f)(ii)(A)(4) are objectively determinable; (B) such post-termination medical benefits are provided for a specified period (i.e., the Continuation Period); (C) the amount of the post-termination medical benefits provided in one year does not affect the amount of post-termination medical benefits available in another year (except for the applicability of an annual or lifetime cap); (D) the reimbursement of any post-termination medical expenses must be made no later than the end of the year following the year in which the expenses were incurred; and (E) the right to receive the post-termination medical benefits is not subject to liquidation or exchange for another benefit.

(B)  Other Benefits.  All fringe benefits not otherwise covered by this Section 5(f) (such as, but not limited to, pension/retirement, life insurance, disability coverage and other welfare benefits) shall terminate as of Executive's Termination Date (except to the extent that the specific plans or programs provide for extended coverage or if any conversion privilege is available thereunder).

(C) Parachute Payments.

(1) Notwithstanding the above, if any payment or benefit that Executive would receive under this Section 5(f), when combined with any other payment or benefit he receives that is contingent upon a Change in Control (collectively, the "CIC Payment") would: (A) constitute a "parachute payment" within the meaning of Section 280G of the Code; and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code, then such CIC

Payment shall be either: (X) the full amount of such CIC Payment; or (Y) such lesser amount (with CIC Payments being reduced in the order and priority established by the Committee) as would result in no portion of the CIC Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in Executive's receipt, on an after-tax basis, of the greater amount of the CIC Payment notwithstanding that all or some portion of the CIC Payment may be subject to the Excise Tax. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Section 5(f), and Executive will not be reimbursed by Employer for any such payments.

(2) Employer shall attempt to cause its accountants to make all of the determinations required to be made under Section 5(f)(ii)(C), or, in the event Employer's accountants will not perform such service, Employer may select another professional services firm to perform the calculations. Employer shall request that the accountants or firm provide detailed supporting calculations both to Employer and Executive prior to the Change in Control if administratively feasible or subsequent to the Change in Control if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required by this Section 5(f)(ii)(C), the accountants or firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. Employer and Executive shall furnish to the accountants or firm such information and documents as the accountants or firm may reasonably request in order to make a determination under this Section 5(f)(ii)(C). Employer shall bear all costs the accountants or firm may reasonably incur in connection with any calculations contemplated by this Section 5(f)(ii)(C). Any such determination by Employer's accountants or other firm shall be binding upon Employer and Executive.

(iii)	Section 409A.

(A)  The Change in Control Benefits shall be paid on the date or dates, and in the form, set forth in Section 5(f)(ii) above.

(B) Notwithstanding anything to the contrary herein, in the event the Change in Control Benefits are subject to the provisions regarding deferred compensation set forth in Section 409A, then any payments to Executive shall not be made until the earliest date sufficient to avoid the imposition of tax or penalties under Section 409A.

(iv)	Right To Interpret Change in Control Benefits; Binding Nature Of Change in Control Benefits; Legal Fees and Expenses.

    (A) Binding Effect On Successor To Employer. Section 5(f) shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Employer, or upon any successor to Employer as the result of a Change in Control, and any such successor or assignee shall be required to perform Employer's obligations under this Section 5(f), in the same manner and to the same extent that Employer would be required to perform if no such succession or assignment or Change in Control had taken place.  In such event, the term "Employer," as used in this Section 5(f), shall mean Employer as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Section 5(f), and the term "Board" shall refer to the board of directors of any such surviving or continuing entity.

(B) Legal Fees and Expenses. The Employer shall reimburse the Executive for the Executive's reasonable legal fees incurred in a good faith dispute of any issue relating to the Change in Control Benefits that is resolved in favor of the Executive.

6. Non-Competition and Non-Disclosure

(a) Notwithstanding any other provisions in this Agreement, nothing in this Agreement shall prohibit Executive from acquiring or owning without disclosure to Employer less than two percent (2%) of the outstanding securities of any class of any competing corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b) During and after the Term of Employment, Executive covenants and agrees that Executive shall keep strictly confidential all non-public proprietary information which Executive may obtain during the course of Executive's employment with respect to the business practices, finances, developments, marketing, sales, customers, affairs, trade secrets and other confidential information of Employer, which shall remain Employer's exclusive property, and Executive shall not disclose the same, except solely in the course of business on behalf of and for the benefit of Employer pursuant to this Agreement, except to the extent that the same is then: (i) publicly available without any act of Executive through a party not violating its obligations to Employer; or (ii) required to be disclosed under the laws of the United States or any state in any judicial or administrative proceeding. Executive further agrees that immediately upon his Termination Date (irrespective of the time, manner or cause of termination), Executive will surrender and deliver to Employer all: (i) lists, books, records, memoranda and data, computer discs, computer access codes, magnetic media, and software of every kind relating to or in connection with Employer's Business and the customers and suppliers of Employer; and (ii) all of Employer's personal and physical property.

(c) During the Term of Employment and for a period of twelve (12) months thereafter, Executive covenants and agrees that Executive shall not compete, directly or indirectly, with Employer in: (i) Employer's Business; or (ii) such other business as in the reasonable opinion of the Board is a competitor of Employer.

(d) During the Term of Employment and for a period of eighteen (18) months thereafter, Executive covenants and agrees that Executive shall not, alone or with others, directly or indirectly:

(i) solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment or other services of any executive or consultant of Employer; or

(ii) solicit for Executive's benefit or the benefit of any person or organization other than Employer, the employment of any executive of any customer of Employer.

7. Section 409A

(a) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the separation from service or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which the expense is incurred (or such earlier date as applies under the Company's business expense reimbursement policy) and the reimbursement in one year shall not affect the amount of reimbursement available in any subsequent year.

8. Definitions

Capitalized terms used in this Agreement shall have the meanings set forth below, unless otherwise indicated:

"Accrued Compensation" means an amount which includes all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including: (i) the Annual Base Salary; (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Employer during the period ending on the Termination Date; (iii) any accrued but unused vacation pay; (iv) the unpaid portion of any earned annual bonus for the fiscal year preceding the Executive's Termination Date; (v) the actual bonus the Executive would have received if he had stayed employed for the full year, multiplied by a fraction the numerator of which is the number of days during the year of termination that the Executive was employed by Employer and which denominator of which is the total number of days in the year of termination; and (vi) all of the Executive's vested accrued employee benefits, including but not limited to equity benefits, subject to the applicable plan documents and grant documents.

"Affiliate" means any parent corporation or subsidiary corporation of Employer, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

"Agreement" means this first amendment and restatement of the employment agreement by and between The Eastern Company and August M. Vlak.

"Annual Base Salary" means the Executive's annual base salary as in effect from time to time.

"Board" means the Board of Directors of The Eastern Company.

"Cause" means:

(A) Executive's breach of the restrictive covenants set forth in Section 6 hereof;

(B) Failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which failure has not been corrected by Executive after written notice from Employer of such failure specifying in reasonable detail how Executive has failed to comply. Except for a failure which, by its nature, cannot reasonably be expected to be cured within ten (10) days, the Executive shall have ten (10) days from the delivery of written notice by the Employer within which to cure any acts constituting Cause.  Notwithstanding the foregoing, a failure otherwise described in this subsection (B) shall not constitute "Cause" for purposes of the Change in Control Benefits set forth in Section 5(f) of this Agreement, unless such failure was undertaken willfully and in bad faith by Executive;

(C) Physical incapacity or disability of Executive to perform the services required to be performed under this Agreement. Executive's incapacity or disability to perform such services for any cumulative period of one hundred twenty (120) days during any twelve-month period, or for any consecutive period of ninety (90) days, shall be deemed "Cause" hereunder.  Notwithstanding the foregoing, a failure otherwise described in this subsection (C) shall not constitute "Cause" for purposes of the Change in Control Benefits set forth in Section 5(f) of this Agreement, unless such circumstances also constitute "Disability";

(D) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement; or

(E) Executive engages in a fraudulent act or dishonest act to the damage or prejudice of Employer or its affiliates, or engages in conduct or activities damaging to the property, business or reputation of Employer or its affiliates, all as determined by the Board in good faith in its sole discretion.

"Change in Control" means:

(A) a sale, lease, license or other disposition of all or substantially all of the assets of Employer; or

(B) a consolidation or merger of Employer with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of Employer immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the outstanding voting power of the surviving entity or its parent following the consolidation, merger or reorganization; or

(C) any transaction or series of related transactions involving a person or entity, or a group of affiliated persons or entities (but excluding any employee benefit plan or related trust sponsored or maintained by Employer or an Affiliate) in which such persons or entities that were not shareholders of Employer immediately prior to their acquisition of Employer securities as part of such transaction become the owners, directly or indirectly, of securities of Employer representing more than fifty percent (50%) of the combined voting power of Employer's then outstanding securities other than by virtue of a merger, consolidation or similar transaction and other than as part of a private financing transaction by Employer; or

(D) a Change in the Incumbent Board.  For purposes of the Change in Control Benefits, a Change in the Incumbent Board shall occur if the existing members of the Board as of the Effective Date of this Agreement (the "Incumbent Board") cease to constitute at least a majority of the members of the Board; provided, however, that any new Board member shall be considered a member of the Incumbent Board for this purpose if the appointment or election (or nomination for such election) of the new Board member was approved or recommended by a majority vote of the members of the Incumbent Board who are then still in office.

"Change in Control Benefits" means the benefits set forth in Section 5(f)(ii).

"CIC Payment" has the meaning set forth in Section 5(f)(ii)(C) herein.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commencement Date" means the date on which the Term or Renewal Term, as applicable, commences.

"Compensation Committee" means the Compensation Committee of the Board of Directors of Employer.

"Constructive Termination" means a termination by Executive of his employment with the Employer due to the occurrence of any of the following events or conditions:

(A) a change in Executive's position or responsibilities (including reporting responsibilities) which represents: (1) a material adverse change from Executive's position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; or (2) the assignment to Executive of any duties or responsibilities which are materially and adversely inconsistent with Executive's position or responsibilities as in effect immediately preceding the effective date of a Change in Control or at any time thereafter; provided that the change does not occur in connection with the termination of Executive's employment for Cause, or the termination of Executive's employment because of Executive's Disability or death, or a voluntary termination by Executive other than as a result of a Constructive Termination;

(B) a material reduction in Executive's Annual Base Salary (as defined in Section 3(a) of the Agreement) or any material failure to pay Executive any compensation or benefits to which Executive is entitled within five (5) days of the date due;

(C) Employer's requiring Executive to relocate his principal worksite to any place more than fifty (50) miles from Darien, Connecticut, except for reasonably required travel on the business of Employer or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control;

(D) the failure by Employer to continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which Executive was participating immediately preceding the effective date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to Executive;

(E) any material breach by Employer of any Change in Control Benefits set forth in Section 5(f) of this Agreement;

(F) the failure of Employer to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under the Change in Control Benefits set forth in Section 5(f) of this Agreement, as contemplated in Section 5(f)(iv) hereof.

Executive must notify Employer of the circumstances on which a Constructive Termination is purportedly based within ninety (90) days of the initial occurrence of any such event. Employer shall have thirty (30) days from the date of such notice to cure such event or condition.

"Continuation Period" means a period of twelve (12) months, as determined by Employer, for providing certain welfare benefits to Executive following the termination of Executive's employment.

"Disability" means the permanent and total disability of a person within the meaning of Section 409A(a)(2)(C) of the Code.

"Effective Date" means January 1, 2018.

"Employer" means The Eastern Company, a Connecticut corporation, and any successor thereto.

"Employer's Business" means the business of developing, manufacturing, and/or marketing industrial hardware, security products and metal castings.

"Excise Tax" means the excise tax imposed by Section 4999 of the Code.

"Executive" means August M. Vlak.

"Good Reason" shall mean the occurrence of any of the following, in each case during the Term of Employment without the Executive's consent:

(A) a material diminution in Executive's material duties and responsibilities without the Executive's express written consent;

(B) a reduction by Employer in Executive's Annual Base Salary inconsistent with the provisions of Section 3(a), or

(D) any material breach by Employer of any part of this Agreement;

"Highest Salary Rate" means the Executive's Annual Base Salary at the highest rate paid Executive for any fiscal year during the aggregate period of Executive's employment by Employer.

"Involuntary Termination without Cause" means the termination of Executive's employment which is initiated by Employer for a reason other than Cause.

"Prior Agreement" has the meaning set forth in the preamble to this Agreement.

"Release and Waiver" means the form of Employer's Release and Waiver attached in Appendix A to this Agreement.

"Renewal Term" means each successive period of one year following the end of the Term with respect to which the term of this Agreement is extended.

"Section 409A" means Section 409A of the Code.

"Separation Pay" means an amount equal to one (1) times the sum of: (i) Executive's Annual Base Salary; and (ii) Executive's target annual bonus for the year of Executive's Termination Date (which target annual bonus, for this purpose, shall not be less than 100% of Executive's Annual Base Salary).

"Severance Pay" means an amount equal to one (1) times the sum of: (i) Executive's Annual Base Salary; and (ii) Executive's target annual bonus for the year of Executive's Termination Date (which target annual bonus, for this purpose, shall not be less than 100% of Executive's Annual Base Salary).

"Specified Employee Payment Date" has the meaning set forth in Section 7(b).

"Term" means the period of the Executive's employment under this Agreement commencing on the Commencement Date and ending on December 31, 2016.

"Term of Employment" means the period during which the Executive is employed by the Employer.

"Termination Date" means the last date on which Executive is in active pay status as an employee with Employer. A holiday cannot constitute a Termination Date unless Executive actively provided services for Employer on such holiday.

9. Representation and Indemnification

Executive hereby represents and warrants that he is not a party to any agreement, whether oral or written, which would prohibit him from being employed by Employer, and Executive further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, costs or expenses of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

10. Resolution of Disputes

All disputes arising hereunder shall be finally determined by arbitration in the State of Connecticut in accordance with the rules of the American Arbitration Association then obtaining, or any successor organization thereto. Such arbitration shall be conducted by a three person panel, one of whom is selected by each party and the third selected by the two arbitrators or, if the arbitrators cannot agree, selected from the lists of the American Arbitration Association. The arbitrators shall not have the power to abrogate, alter, modify or amend any of the provisions of this Agreement. Any award entered by the arbitrators shall be final and judgment thereon may be entered in any court having jurisdiction. Each party shall bear its own costs in connection with such arbitration.  However, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred including court costs, arbitration costs, attorneys' fees, and all other related expenses incurred in such litigation. Notwithstanding the foregoing, Employer shall have the right to seek injunctive relief to maintain the status quo and/or to prevent violation of the terms thereof (including but not limited to the covenants in Section 6) pending final determination of the rights and remedies of the parties in an arbitration proceeding.

11. Notices

All notices shall be in writing and shall be delivered personally (including by a courier or an overnight receipted courier service such as UPS or Federal Express), or sent by facsimile transmission (with appropriate documented receipt thereof), or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement, with Employer's copy being sent to the Chairman of the Board of the Employer at the Employer's then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section 11 to the other party, designate another address or person for receipt of notices hereunder.

12. Indemnification; Insurance

Executive shall be entitled to liability and expense indemnification, advancement of expenses, and reimbursement of expenses to the fullest extent permitted by Connecticut law and by Employer's current By-laws and Certificate of Incorporation, whether or not the same are subsequently amended. During the Term of Employment, Employer will use commercially reasonable efforts to maintain in effect directors' and officers' liability insurance no less favorable to Executive than that in effect as of the date of this Agreement.

13. Miscellaneous

(a) This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by Connecticut law (without regard to the choice of law principles thereof).

(b) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by an authorized representative of Employer and by Executive. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

(c) If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable.  In no event shall this Agreement be rendered void or unenforceable in total.

(d) The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

(e) In the event of a Change in Control, the terms of this Agreement shall inure to the benefit of, and be assumed by, the successor of Employer or the acquiring person in such Change in Control transaction. This Agreement shall not be assignable by Executive, but it shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives.

(f) This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

(g) This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

(h) In the event of the termination or expiration of this Agreement, the provisions of Sections 5, 6, 7, 8, 10, 11, 12 and 13 hereof shall remain in full force and effect, in accordance with their terms.

IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.

THE EASTERN COMPANY

By /s/Michael McManus
Title: Michael McManus
Name: Chairman, Compensation Committee
Date: January 16, 2018

EXECUTIVE

/s/August M. Vlak
August M. Vlak
Date: January 16, 2018

Exhibit A
GENERAL RELEASE AND WAIVER OF CLAIMS

        THIS RELEASE AND WAIVER OF CLAIMS (this "Release"), dated as of  [●] (the "Effective Date"), is made and entered by and between THE EASTERN COMPANY, a Connecticut corporation with principal offices at 112 Bridge Street, Naugatuck, CT  06770 (the "Employer"), and [●] (the "Executive").  Terms used but not defined herein, shall have the same meaning set forth in the Amended and Restated Employment Agreement (the "Agreement"), effective as of [●], made and entered by and between the Employer, and the Executive.
WITNESSETH:
WHEREAS, the Executive and the Employer entered into the Agreement;

WHEREAS, the Agreement set forth certain payments and benefits to be paid to the Executive in the event the Executive's employment with the Employer is terminated by the Employer or the Executive for a reason related to, or unrelated to, a change in control of the Employer;

WHEREAS, the Executive's employment with the Employer shall cease on [●] (the "Termination Date");
NOW THEREFORE, in exchange for the consideration provided in the Agreement in connection with the termination of Executive's employment with the Employer, the Executive hereby agrees to be bound by the terms of this Release (the "Release") as follows:
1. Release.    The Executive and his/her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release and discharge the Employer, including the Employer's parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees and shareholders, in their corporate and individual capacities (collectively, the "Releasees") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever (collectively, "Claims"), whether known or unknown, from the beginning of time to the date of the Executive's execution of this Release, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive's hire, benefits, employment, termination or separation from employment with the Employer and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to:
a.
any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the Minimum Fair Wage Act, and all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released, any other employment discrimination laws, state and federal family, medical leave laws, state and federal whistleblower laws, and any other federal, state or local laws or ordinances;
b.	Any company policies, practices, contracts or agreements;
c.
Any policies, practices, laws or agreements governing the payment of wages, commissions or compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance;

d.	Any tort, personal injury or wrongful termination claim;
e.	Any employee benefit plan, other than those benefit plans that Executive has vested rights in as of the Termination Date; and
f.	Any laws or agreements that provide for punitive, exemplary or statutory damages or for the payment of attorney fees, costs or expenses.
The foregoing notwithstanding, Employer agrees and understands that this Release does not supersede any previously executed employment agreement or obligations Employer was subject to or reduce Employer's obligations to comply with any previously executed employment agreement.  This release does not waive or release any rights Executive may have, if any, under any laws providing for continuation of health insurance or that by law cannot be waived or released.

2. Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive execution of this Release arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Release, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed him/herself of his/her right to consult with his/her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he/she is otherwise entitled; (v) the Executive was given twenty-one (21) days to consider the terms of this Release and consult with an attorney of his/her choice, although he/she may sign it sooner if desired; (vi) the Executive understands that he/she has seven (7) days from the date he/she signs this Release to revoke the release in this paragraph by delivering notice of revocation to the then Chairperson of the Compensation Committee, at the Chairperson's e-mail address or home address as then maintained on the Employer's records before the end of such seven-day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Release.
3. Non-Admission.  Nothing in this Release is meant to suggest that Employer has violated any law or contract or that Executive has any claim against Employer.
4. Confidentiality.  Executive agrees to keep the terms of this Release completely confidential, and that, except as required by law or as provided in Paragraphs 5 and 6 below, Executive will not disclose any information concerning this Release, including but not limited to the severance or Change in Control Benefits in accordance with the Agreement, to anyone other than Executive's attorneys, spouse and tax advisors, who will be informed of and bound by this confidentiality clause. Furthermore, Executive acknowledges that Executive has had access to Proprietary Information, as defined below, concerning Employer, its products, customers, and methods of doing business. Executive further acknowledges that Employer has developed, compiled and otherwise obtained at great expense such Proprietary Information which has great value to Employer's business. Executive agrees not to disclose to anyone, except as may be required by order of a court of competent jurisdiction, any Employer Proprietary Information, directly or indirectly, to anyone, or use, copy, publish, summarize or remove from Employer Premises such Proprietary Information. For purposes of this Release, "Proprietary Information" means all proprietary Information and ideas in any form, tangible or intangible, whether disclosed to or learned or developed by Executive, pertaining to or affecting the business of Employer or other divisions or affiliated companies, their customers, vendors, consultants or business associates, unless: i) the information is or becomes publicly known through lawful means not requiring Employer's permission or license; ii) the information is disclosed to Executive after his or her Termination Date without restriction by a third party who rightfully possesses the information (without confidentiality restriction) and did not learn it, directly or indirectly, from the Employer on a confidential basis. "Proprietary Information" shall also include: i) products, processes, production methods, trade secrets, trademarks and logotypes under development or consideration, electronic codes, computer software, source codes, proprietary techniques, inventions, internal inventor notebooks, internal patentability disclosure forms, product improvements and research projects; ii) the Employer's internal financial information, sales forecasts and projections, customer and supplier lists and pricing information, marketing plans and similar information; and iii) any customer, supplier or competitor information. Executive acknowledges and agrees that this covenant is of the essence to the Release and that Employer could suffer irreparable harm in the event of a breach hereof. Upon any breach of this covenant or threatened breach hereof, Employer, in addition to any other remedies it may have, shall be entitled to an injunction restraining Executive from violating or continuing to violate this covenant.
5. Non-Disparagement.  Executive shall not disparage Employer or the Released Parties, nor engage in any conduct detrimental to the interests of Employer or the Released Parties, including, but not limited to, publication of disparaging information through social media such as Facebook, Twitter, LinkedIn, etc. or via email, text message or other electronic means. Nothing in this Release shall limit Executive from cooperating with any investigations conducted by any government or law enforcement agency.

6. Right to File Charge.  Nothing in this Release (including the confidentiality and non-disparagement/detrimental conduct provisions above) prevents Executive from filing a charge or cooperating with the EEOC, any state or local fair employment practices agency, or any regulatory or law enforcement agency or from providing truthful information when testifying under oath or where there is a legal duty to provide truthful information.  However, this Release does prohibit Executive from obtaining any personal or monetary relief for himself based on such a charge or based on Executive's cooperation.
7. Return of Information.  Executive represents and warrants that Executive (i) has returned to Employer all documents or other tangible and intangible information or materials of Employer and the Released parties (regardless of how stored or maintained) used, prepared or collected by Executive as part of Executive's employment with Employer (cumulatively, "Employer Information"), whether or not Employer Information constitutes Proprietary Information, including all copies thereof and (ii) Executive has irretrievably deleted any Employer Information in electronic format possessed or accessible by Executive on any personal computers, smart phones, data storage devices, mobile devices, cloud based data storage, or internet based e-mail system, such as gmail or yahoo mail unless otherwise instructed in writing  by Employer.
8.  Return of Property.  Executive represents and warrants that Executive has returned to Employer all cardkey passes, door and file keys, computers, peripherals, smart phones, software, memory storage media and devices and any other property which Executive received or purchased with Employer's funds in connection with Executive's employment with Employer.

9. Right to Consult Counsel.  Executive is advised to consult with an attorney before signing this Release.

10. Right to Consider Release Before Signing.  Executive may consider this Release for a period of up to sixty (60) calendar days after receiving it.  If Executive does not sign and return this Release to __________________________within that 60-day period, the offers represented by this Release shall be considered withdrawn.

11. Right to Revoke Release After Signing. This Release shall not be effective until the eighth (8th) day after Executive signs and returns it to Employer ("Effective Date").  During the seven (7) day period following Executive's execution of this Release ("Revocation Period"), Executive may revoke acceptance of this Release by delivering to the Chairperson of the Compensation Committee written statement stating Executive wishes to revoke this Release or not be bound by it.

12. Entire Agreement.  This document contains the entire agreement between Executive and Employer relating to the release and waiver of claims in connection with the termination of Executive's employment and that Executive may not rely on any such prior agreements or discussions.  Executive agrees and understands that this Release does not supersede any confidentiality or noncompete agreements or obligations Executive was subject to while an Employer employee or reduce Executive's obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

13. Knowing and Voluntary Acknowledgment by Executive.  The Executive specifically agrees and acknowledges that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of his/her right to consult with his/her attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he/she is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after his/her execution of this Release; and (vi) the Executive understands that the execution of this Release is being requested in connection with the cessation of his/her employment with the Employer. The Executive further acknowledges that he/she has had twenty-one (21) days to consider the terms of this Release and consult with an attorney of his/her choice, although he/she may sign it sooner if desired. Further, the Executive acknowledges that he/she shall have an additional seven (7) days from the date on which he/she signs this Release to revoke consent to his/her release of claims under the ADEA by delivering notice of revocation to the then Chairperson of the Compensation Committee, at the Chairperson's e-mail address or home address as then maintained on the Employer's records before the end of such seven-day period. In the event of such revocation by the Executive, the Employer shall have the option of treating this Release as null and void in its entirety. This Release shall not become effective, until the eighth (8th) day after the date the Executive execute this Release. Such date shall be the effective date of this Release (the "Release Effective Date"). No payments due to the Executive under the Agreement shall be made or begin before the Release Effective Date.

14. Governing Law and Interpretation.   This Release shall be governed by and construed according to the laws of the State of Connecticut. Any dispute or controversy arising hereunder shall be governed by the laws of the State of Connecticut, as applicable.

15. Date Release was furnished to Executive: [●]

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE BEFORE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HIS/HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE THE EMPLOYER FROM ANY AND ALL CLAIMS.

EXECUTIVE
Signature: ________________________ Print Name: _______________________	Date:______________________________